Exhibit 10.5
Personal & Confidential
Nov. 28, 2012

Via Email

Employment Offer – Executive Vice President and CEO of Asia Pacific Region

Dear Peter:

I am pleased to extend an employment offer to you as Executive Vice President and CEO of Asia Pacific Region. This letter sets out the terms and conditions of your employment with a subsidiary of General Cable Corporation that is to be determined (the “Company”). You shall work and be based in Bangkok, Thailand. In this role, you will report to the President and Chief Executive Officer, General Cable Corporation.

1	Base Salary and Incentives
Your base salary shall be 9,752,400 Thai Baht (USD 315,000, at Fx=30.96 bhat) per annum less applicable taxes and withholdings. Your home country location and place of payroll will be Thailand. This base salary shall continue to be reviewed annually in accordance with company policy. Your next base salary review shall be in 2014 (economic conditions permitting): provided, however, that if, at any time, the foreign exchange rate of the Thai Bhat to the USD is greater than or equal to 34.06 bhat/dollar or lesser than or equal to 27.86 bhat/dollar, then the parties will meet to make a reasonable adjustment to the compensation described herein.

You shall be eligible to participate in an annual incentive program. Your annual target award under the Company’s plan shall be 9,752,400 Thai Baht (USD 315,000). Actual awards that may be paid will be based on achievement of specific performance objectives (e.g., Earnings Per Share, Working Capital Efficiency or other measures) and individual performance under the Company’s “pay-for-performance” platform.

You will be eligible for annual Long-Term Incentive (LTI) awards under the Company’s 2005 Stock Incentive Plan with an annual target value of $500,000. LTI awards are currently made in Restricted Stock Units subject to a 5 year cliff vesting, but are subject to change in accordance with the terms of the Stock Incentive Plan.

2	Employment Date
You shall officially commence your new assignment effective December 1, 2012. You must obtain all required work authorization documents, including appropriate visa(s), work permit(s), and residence permit(s) necessary for your employment in Thailand.

3	General Employment Terms and Conditions

3.1
While working for the Company in Thailand, you shall be expected to conform to the employment conditions applicable to local practices and policies, along with normal office procedures applicable there, including working hours, public holidays etc.

3.2	This employment agreement established in Thailand supersedes all prior employment agreements with General Cable and its affiliate companies.

4	Benefits Package

4.1
Vacation: You will be entitled to use up to four (4) weeks of paid vacation per year. Unused vacation may not be carried over into any subsequent year, nor will there be any payment made in lieu of unused vacation.

4.2
Housing: You will be entitled to assistance related to housing costs (rent and utilities) in Bangkok, Thailand. You will be expected to locate a suitable property (with the local HR team available to assist you). The Company will pay a maximum amount for rent and utilities not to exceed 92,800 Thai Baht (USD 3,000) per month. Any expenses over and above this amount must be paid by you.

4.3
Medical: Unless comparable or better     benefits are offered at a local level, you and your family shall be covered by International Healthcare benefits and the benefits for you shall cover life and disability.

4.4
Retirement Plan: You will be entitled to participate in the General Cable International Retirement Savings Plan.  The Company will contribute 5% of your base salary into your account. If you elect to contribute at least 5% of your base salary, the Company will make an additional matching contribution of 2.5% of your base pay.

4.5
Company Car: You will have the use of a Company vehicle with driver in accordance with the Company’s policies, including for personal use. All fuel costs incurred due to personal use will be paid by you directly. All other costs will be borne by the Company.

4.6
Children’s Education: The Company shall provide tuition reimbursement for your children to attend private school through the local equivalent of high-school. This shall be paid for your two children by the local Company in Thailand and shall not exceed 727,560 Thai Baht (USD 23,500) per child per annum. The Company shall also pay any one-time application or entrance fees required to enrol your children in private school.

4.7
Travel Allowance: The Company will provide or reimburse you up to 928,800 Thai Baht (USD 30,000) per year for the cost of air fare and travel for you, your spouse and/or your children to any destinations you or they choose. No cash payment will be made in lieu of any unused travel allowance.

4.8	Country Club: You and your family shall have access to a Country Club in Thailand. This local Thai HR team shall handle all arrangements for you.

4.9	Visa: The Company shall reimburse the cost of all required visas and/or work permits for you and for your family.

5	Emergency Leave

5.1
In the event of the death or critical illness of your parent, spouse, or child, or the death or critical illness of the parent or child of your spouse, the Company will provide you, your spouse and, at the discretion of local management, other eligible dependents with round trip air tickets between Thailand and the location of affected individual. You will be granted an appropriate amount of paid leave in conjunction with the emergency.

6	Tax Matters

6.1	You shall be responsible for complying with any and all applicable income tax regulations in any and all countries where you are required to pay taxes.

6.2
You shall be provided with tax return preparation assistance during the course of your employment in Thailand. The Company shall secure the services of a reputable accounting firm to prepare your legally required tax returns. It shall be your responsibility to provide all reasonable and necessary information requested and to ensure that your tax returns are accurate and filed when due.

6.3
At all times, you shall be responsible for the payment of any and all interest or penalties or other assessments associated with untimely or inaccurate submission of data in connection with any tax documentation.

7	Termination of Employment

7.1
Generally, and subject to all applicable law, either you or the Company can terminate this agreement at any time and for any reason by providing the other party with not less than thirty (30) days prior written notice; provided, however, that the Company may terminate this agreement immediately for cause, which shall include but not be limited to your non-performance of duties, breach of this agreement, violation of law, violation of the Company’s code of Ethics, or similar conduct.

7.2
If your employment is terminated by the Company for reasons other than cause, you shall be entitled economy class airfare and a shipment of household goods to the United Kingdom, per the Company’s policies. In such circumstances, you may be entitled to receive a severance payment, provided that you comply with the terms and conditions of the applicable Company policies.

7.3
Should your employment with the Company be terminated for cause (including but not limited to your non-performance), you and your family shall not be entitled to any relocation benefits or to any other termination payments, unless specifically required by applicable law.

7.4	As a condition of employment, you must agree to accept and comply with The Company’s Code of Ethics and Compliance Guidelines at all times.
Peter, The terms of this letter agreement represent our complete offer of employment to you and are intended to incorporate any and all other discussions you may have had with employees of the Company about the terms of your continued employment. We ask that you keep the terms and conditions of this agreement confidential. Also, please note that to the extent we need to modify this offer to comply with any requirements of local law, we reserve the right to do so, subject to your review and comment.
Please sign below indicating that you accept the terms and conditions as set forth in this letter. Please retain a copy of the letter for your records, and return the signed original to me with a copy to Sonya Reed, Senior Vice President Human Resources General Cable ROW/PDIC.
You will undoubtedly be instrumental to our business results across Asia Pacific, and I look forward to working with you in this new capacity.
Sincerely,
Gregory B. Kenny
President and Chief Executive Officer
General Cable Corporation

I have read and accept the terms and conditions as outlined in this offer letter.
_________________________________________________________________________
Peter Campbell (Signature) (Date)